UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	May 7, 2008

CHINA SKY ONE MEDICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-26059	87-0430322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1706, No. 30 Di Wang Building, Gan Shui Road, Nandang District, Harbin, People’s Republic of China 150001
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	86-451-53994073 (China)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

࿶ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿶ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿶ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

࿶ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
and
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of May 7, 2008, Mr. Haifeng “Steve” Wang resigned as a secretary and member of the Board of Directors (the “Board”) of China Sky One Medical, Inc. (the “Company”) for personal reasons and Ms. Xiaoyan Han resigned as Chief Financial Officer and was appointed as Vice Chairman of the Board.

Simultaneously, Mr. Xiaoqing Liao was appointed to the Board and was appointed as Chief Financial Officer and Secretary of the Company and to similar positions with the Company’s operating subsidiaries.

Liao Xiaoqing, age 27, has been employed with the Company in various capacities since March 2008. Prior to such time and since March of 2005, Mr. Xiaoqing worked for Zhongjin Gold Corporation, a PRC state-owned company listed on the Shangai Stock Exchange, where he provided advice relating to acting as a company secretary under PRC and law where he assisted with various restructurings. During this time, Mr. Xiaoqing earned a certification from the Shanghai Stock Exchange to act as a company secretary for companies in the PRC. Between 2004 and March 2005, Mr. Xiaoqing worked as a law clerk in the Law Department of China National Gold Group, a large mining company which was controlled by the Central State-Owned Asset Committee, where his responsibilities included reporting directly to senior management on international economic issues and trade and on due diligence. Between 2004 and March of 2005, Mr. Xiaoqing worked un England as an investment manager in the international trade division of Unisar Avionics LTD, a company located in the United Kingdom. Mr. Xiaoqing graduated from the Zhongnan University of Economics and Law where he received a Bachelor or Arts degree in law with a minor in accounting and international finance in 2003. Mr. Xiaoqung also studied for one and half years in University of Newcastle upon Tyne in the United Kingdom, where he received a Merit LLM degree in international economics, international finance law and international accounting in 2004.

Employment Agreements

Simultaneously, on May 7, 2008, the Company entered into a five year employment agreements with each of Mr. Liao Xiaoqing, the Company’s newly appointed Chief Financial Officer and Secretary; Mr. Liu Yan Qing, the Company’s Chairman, President and Chief Executive Officer; and Ms. Han Xiaoyan, the Company’s Vice Chairman. These employment agreements were approved by the Compensation Committee of the Board of Directors and are summarized below.

Mr. Liao Xiaoquing’s employment agreement provides for initial compensation for Mr. Xiaoqing of $25,800 dollars per year, of which $17,160 per year (or $1,430 per month) is paid in cash and the remaining $8,640 shall be paid by issuance of shares of the Company’s common stock issued under the Company’s 2006 Stock Incentive Plan, at a presumed value of $10.50 per share. The employment agreement provides for salary increases during the rest of the term of 30% to 50% each year, at the discretion of the Board.

Mr. Liu Yan Qing’s employment agreement provides for initial compensation for Mr. Yan Qing of $85,700 dollars per year, of which $34,320 per year (or $2,860 per month) is paid in cash and the remaining $51,380 ($4,281.60 per month) shall be by paid issuance of shares of the Company’s common stock issued under the Company’s 2006 Stock Incentive Plan, at a presumed value of $10.50 per share. The employment agreement provides for salary increases during the rest of the term of 30% to 50% each year, at the discretion of the Board.

Ms. Han Xiaoyan employment agreement provides for initial compensation for Ms. Han Xiaoyan of $65,800 dollars per year, of which $25,680 per year (or $2,140 per month) is paid in cash and the remaining $40,120 (or approximately $3,343.34 per month) shall be paid by issuance of shares of the Company’s common stock issued under the Company’s 2006 Stock Incentive Plan, at a presumed value of $10.50 per share. The employment agreement provides for salary increases during the rest of the term of 30% to 50% each year, at the discretion of the Board.

Under the Above agreements, the Company may issue shares as compensation in advance or quarterly and may issue shares subject to forfeiture provisions in the event of cessation of the executive’s employment.

Item 7.01. Regulation FD Disclosure.

The Company distributed a press release relating to the appointment of Mr. Liao Xiaoquing, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed (or furnished) as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement of Liu Yanqing, dated as of May 7, 2008. *
10.2	Employment Agreement of Han Xiaoyan, dated as of May 7, 2008.*
10.3	Employment Agreement of Liao Xiaoqing , dated as of May 7, 2008. *
99.1	Press Release relating to resignation of Mr. Wang as director and Secretary and appointment of Mr. Liao Xiaoquing to the board and as Chief Financial Officer and Secretary.
* To be filed by amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SKY ONE MEDICAL, INC.
(Registrant)

Date:	May 13, 2008	By:
Liu Yan Qing
Chairman, Chief Executive Officer and President